UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 29, 2010

iStar Financial Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.          Completion of Acquisition or Disposition of Assets

On July 29, 2010, iStar Financial Inc. (together with its subsidiaries, “iStar”) acquired an approximate 24% ownership interest in LNR Property Corporation (“LNR”) as part of a recapitalization of LNR.  In the transaction, iStar and a group of investors, including other creditors of LNR, acquired 100% of the common stock of LNR in exchange for cash and the extinguishment of existing senior notes of LNR’s parent holding company (the “Holdco Notes”).  iStar’s share of the consideration paid was $100 million in cash and $100 million aggregate principal amount of Holdco Notes.  LNR used the cash proceeds received from the issuance of the common stock plus other cash on hand to pay down a portion of its existing senior term loan. As a lender under the senior term loan, iStar’s loan was paid down from an original principal balance of $102.0 million to $50.8 million. As part of the recapitalization, for so long as iStar maintains a specified ownership interest in LNR, iStar will have the right to designate two members to LNR’s board of managers (or the equivalent thereof).

Item 9.01.          Financial Statements and Exhibits

(a) and (b)

To be filed by amendment.  Pursuant to Items 9.01(a) and (b) of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to Item 2.01 through an amendment to this Current Report on Form 8-K within 71 days after the date that this Form 8-K is filed.

(d)           Exhibits.

10.1         Equity Purchase Agreement, dated July 29, 2010, among LNR Property Corporation, Riley Holdco Corp. and iStar Marlin LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR FINANCIAL INC.

Date: August 3, 2010	By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer

EXHIBITS

10.1        Equity Purchase Agreement, dated July 28, 2010, among LNR Property Corporation, Riley Holdco Corp. and iStar Marlin LLC.